Exhibit 10.1

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

This Purchase and Sale Agreement and Joint Escrow Instructions (this “Agreement”) is made as of September 12, 2022 (the “Effective Date”), between Limoneira Company, a Delaware corporation (“Seller”), and Ventura County Railway Company LLC, a California limited liability company (“Buyer”).

ARTICLE 1.      AGREEMENT OF SALE.

Subject to and on the terms and conditions of this Agreement, Seller shall sell to Buyer and Buyer shall purchase from Seller all of the following (collectively, the “Property”):

1.1              Land. The real property includes a 223,359 square foot industrial building located on 13.03 acres of M1 zoned land in at 2001 Sunkist Circle, Oxnard, CA 93033 which is more particularly described in Exhibit A, together with (a) all privileges, rights, easements and appurtenances belonging to the real property, including without limitation all minerals, oil, gas and other hydrocarbon substances on and under the real property, (b) all development rights, air rights, water, water rights and water stock relating to the real property, and (c) all right, title and interest of Seller in and to any streets, alleys, passages, railroad spur/access, other easements and other rights-of-way or appurtenances included in, adjacent to or used in connection with such real property, before or after the vacation thereof (collectively, the “Land”);

1.2              Improvements. Any and all structures, systems, facilities, fixtures, fences and parking areas located on the Land and any and all machinery, equipment, apparatus and appliances used in connection with the operation or occupancy of the Land (such as heating and air conditioning systems and facilities used to provide utility services, refrigeration system, ventilation, garbage disposal or other amenities on the Land) and other improvements located upon the Land, (collectively, the “Improvements”).

The Land and the Improvements are sometimes collectively referred to in this Agreement as the “Property”;

1.3              Personal Property. All of Seller’s right, title and interest in and to the personal property located within or used in connection with the Property, described in the Personal Property Inventory attached hereto as Exhibit B (collectively, the “Personal Property”); and

1.4              Other Assets. To the extent owned by Seller, (a) all warranties upon the Improvements or Personal Property, to the full extent such warranties are assignable, and (b) copies of all plans, specifications, engineering drawings and prints relating to the construction of the Improvements, and (c) all claims and causes of action arising out of or in connection with the Property.

ARTICLE 2.      PURCHASE PRICE.

2.1              Amount. The purchase price (the “Purchase Price”) for the Property shall be Twenty Million Dollars ($20,000,000.00). The Purchase Price shall be allocated Two Hundred Fifty Thousand Dollars ($250,000.00) to Personal Property and Other Assets and the remainder of the Purchase Price of Nineteen Million Seven Hundred Fifty Thousand Dollars ($19,750,000.00) to Land and Improvements.

2.2              Deposit/Purchase Price. Within 10 business days after the Effective Date, Buyer shall deposit $50,000 into Escrow (as defined below) into an interest bearing account on behalf of Buyer (the “Deposit”). The Deposit shall be refundable to Buyer unless Buyer waives all contingencies by the expiration of the Due Diligence Period. If the Closing of the transaction contemplated by this transaction occurs, the Deposit shall be disbursed to Seller and applied to the Purchase Price at Closing. The failure of Buyer to make the Deposit within the time frame specified in this Section shall be material breach of this Agreement and Seller may terminate the Agreement. Buyer shall pay the Purchase Price to Seller through escrow at the Closing described in Section 9.1. On or before the Closing Date (as defined below), Buyer shall deposit into Escrow the Purchase Price, subject to adjustment by reason of any applicable prorations and the allocation of closing costs described below. The Deposit and Purchase Price shall be made by wire transfer of federal funds, cashier’s check or in another immediately available form. Notwithstanding anything herein to the contrary, One Hundred Dollars ($100.00) of the Deposit (the “Independent Consideration”) shall not be refundable to Buyer, but shall represent consideration for this Agreement and shall be paid to Seller. The Independent Consideration shall be paid to Seller within 3 days of the Effective Date. The Independent Consideration shall serve as consideration for the granting of the time periods herein contained for Buyer to exercise Buyer’s right to satisfy and approve all of Buyer’s conditions herein contained. If the Deposit is refunded to Buyer for any reason pursuant to this Agreement, the Independent Consideration shall be subtracted from the Deposit pursuant to this Section.

ARTICLE 3.      DUE DILIGENCE.

3.1              Due Diligence Period; Inspection and Access.

3.1.1        Due Diligence Period. The “Due Diligence Period” means the period beginning on the Effective Date and ending at 5:00 p.m. on October 25, 2022.

3.1.2        Access to Information and the Property. Buyer shall conduct its investigation of the Property during the Due Diligence Period at no cost to Seller. This investigation (“Due Diligence Investigation”) may include, at Buyer’s option: a physical inspection of the Land and all Improvements thereon, including soil, geological and other tests, engineering evaluations of the mechanical, electrical, refrigeration and processing systems like conveyors, drainage, HVAC and other systems in the Improvements and review of the Plans; review of all governmental matters affecting the Property, including zoning, environmental and building permit and occupancy matters; review and verification of other information previously provided by Seller relating to the operation of the Property; review of the condition of title to the Property, including the building, structural system and roof inspection; and review of such other matters pertaining to an investment in the Property as Buyer deems advisable. Buyer and its representatives shall also have the right of access to the Property during reasonable business hours to conduct its investigation of the physical condition of the Property. Seller agrees that the rights granted to Buyer herein and the results of its Due Diligence Investigation shall not relieve Seller of any obligations Seller may have under any other provisions of this Agreement, or under other documents entered into concurrently herewith, or implied by law, nor shall they constitute a waiver by Buyer of the right to enforce any of the same. Seller shall cooperate with Buyer in its due diligence activities and provide access to the Property, its records, or provide information so long as it is within Seller’s control. Buyer agrees to indemnify, defend, and hold Seller and the Property free and harmless from any claims, damages, liens, liabilities, losses, costs or expenses (including, without limitation, reasonable attorneys’ fees) and any damage to persons or property caused by Buyer’s Due Diligence Investigation or which result from any liens or encumbrances on the Property caused by Buyer’s Due Diligence Investigation (collectively “Claims”); provided, however, that Buyer shall have no obligation to indemnify, defend and hold Seller harmless from and against any Claims resulting from Seller’s acts or omissions or Buyer’s mere discovery of adverse physical conditions affecting the Property, including, without limitation, the existence of any “Hazardous Materials” (as defined below). The foregoing obligation to indemnify and defend Seller shall survive the Close of Escrow or the termination of this Agreement.

3.2              Delivery of Preliminary Documents. Within 5 business days after the Effective Date, Seller shall deliver to Buyer, at Seller’s expense, all of the documents described in the remaining subsections of this Section 3.2 (collectively, the “Preliminary Documents”) that are in Seller’s possession or control.

3.2.1        Title Report and Survey. A preliminary title report or commitment for title insurance (the “Preliminary Title Report”), dated no earlier than 10 days before the Effective Date, covering the Property and issued by Lawyers Title Company (the “Title Company”), together with, if available, a legible copy of each document, map and survey referred to in the Preliminary Title Report and a map plotting the location of all plottable easements. Buyer, at Buyer’s sole cost, may obtain an as-built survey of the Property (the “Survey”) prepared by a certified land surveyor in accordance with the most recent American Land Title Association standards, certified by such surveyor to Buyer and the Title Company in a form acceptable to the Title Company for the purpose of deleting any survey exception from the Title Policy described in Section 4.1.3.

3.2.2        Plans. Copies of all as-built plans and specifications for the Improvements, if any, including without limitation the plans and specifications for and a complete description of all existing renovations and improvements to the Property and all rentable space therein, and as-built drawings for all underground utilities and the refrigeration systems; and any plans for future modification, addition, or updating of the Property that has been done but not initiated (collectively, the “Plans”);

3.2.3        Soils Report. Any soils report on the Land prepared at Seller’s request or in the possession or control of Seller;

3.2.4        Engineers’ Reports. Any structural, mechanical (inclusive of refrigeration systems), environmental or geological reports concerning the Property which have been prepared at Seller’s request or which are within Seller’s possession or control;

3.2.5        Tax Bills. Copies of all real property tax bills for the Property for the current year;

3.2.6        Licenses, Etc. Copies of any licenses, permits or certificates required by governmental authorities in connection with construction or occupancy of the Improvements, including, without limitation, building permits, certificates of completion, certificates of occupancy and environmental permits and licenses;

3.2.7        Inspection Reports. Copies of all written reports received by Seller within three (3) years prior to the Effective Date from Seller’s insurance companies, any governmental agency or any other person or entity, which requires or demands correction of any condition, or requests modification in or termination of any uses of the Property.

3.2.8        Natural Hazard Disclosures. Seller shall make the natural hazard disclosures to Buyer required by law. Seller shall make such disclosures by means of a report prepared by a third-party company engaged in the business of producing such reports. Buyer acknowledges that reports and maps upon which such disclosures are based are often incomplete or constitute merely estimates of where such natural hazards may exist and are frequently non-definitive indicators of whether specific property may be affected by such natural hazards.

3.3              Additional Documents and Information. From the Effective Date through the Closing Date, Seller shall make available to Buyer at the Property in accordance with Section 3.1, the documents and information described in this Section 3.3 (collectively, the “Additional Documents”):

3.3.1        Agreements. Copies of written easements, covenants, restrictions, agreements, contracts and other documents, railroad licenses or agreements to use the railroad spur, whether existing or, to the knowledge of Seller, proposed as of the Effective Date, including without limitation any agreements relating to the Property, which (a) affect the Property, (b) are not disclosed by the Preliminary Title Report, and (c) have not been delivered to Buyer pursuant to Section 3.2;

3.3.2        Warranties/Roof Inspections/HVAC/Refrigeration Inspections. Copies of any and all written guarantees or warranties and other rights given to Seller in connection with the construction, maintenance, repair or remodeling of the Improvements, periodic inspections, or the purchase of any of the Personal Property; and

3.3.3        Requested Information. Such other documents and information concerning the Property as Buyer may reasonably request.

3.4              Approval/Disapproval of Due Diligence Investigations. Buyer shall approve or disapprove the results of Buyer’s Due Diligence Investigation, in the exercise of Buyer’s sole discretion, by written notice delivered to Seller no later than the expiration of the Due Diligence Period. Buyer’s disapproval shall terminate this Agreement, unless, at the time Buyer gives notice of its disapproval, Buyer shall return to Seller all of the Preliminary Documents and Additional Documents previously delivered by Seller to Buyer within 5 business days of such termination and shall provide Seller with copies of all surveys, written reports, and studies prepared by third parties for Buyer which relate to the Property, or to its quality, condition or use, without representation or warranty as to the accuracy or completeness thereof, provided Seller reimburses Buyer for the actual out of pocket cost of same.

3.5              Title Review.

3.5.1        Monetary Liens. At its expense, Seller shall remove all liens on the Property at or prior to the Closing (collectively, “Monetary Liens”): (i) all delinquent taxes, bonds and assessments and interest and penalties thereon (it being agreed that Seller shall not be required to remove any non-delinquent taxes and assessments imposed by any governmental agency that are paid with the property taxes for the Property); and (ii) all other monetary liens, including without limitation all those shown on the Preliminary Title Report (including judgment and mechanics’ liens, whether or not liquidated, and mortgages and deeds of trust, with Seller being fully responsible for any fees or penalties incurred in connection therewith).

3.5.2        Approval/Disapproval of Title Review. Buyer shall approve or disapprove of the Preliminary Title Report, the Survey and any exceptions to title shown thereon (other than the Monetary Liens) in the exercise of Buyer’s sole discretion, within thirty (30) days after the receipt of the Preliminary Title Report. If Buyer disapproves, Buyer may either (a) terminate this Agreement by giving Seller written notice of termination or (b) give Seller a written notice (“Disapproval Notice”) identifying the disapproved title matters (“Disapproved Title Matters”). With respect to any Disapproved Title Matters, other than the Monetary Liens, Seller shall notify Buyer in writing within 5 business days after Seller’s receipt of the Disapproval Notice whether Seller will cause the Disapproved Title Matters to be removed or cured at or prior to Closing. If Seller elects not to remove or cure all Disapproved Title Matters, Buyer may, at its option prior to the expiration of the Due Diligence Period: (i) subject to satisfaction of the other conditions to Closing, close the purchase of the Property and take title subject to the Disapproved Title Matters which Seller elects not to remove or cure; or (ii) terminate this Agreement in accordance with Section 3.4. If Seller has agreed to remove an objectionable item contained in the Disapproval Notice and, thereafter, despite diligent efforts, is unable to do so prior to the Closing Date, then Buyer, as Buyer’s sole remedy, may either elect to waive its objection and proceed to close Escrow, or terminate this Agreement by giving Seller written notice of termination. If Buyer elects or is deemed to have elected to terminate this Agreement under this Section 3.5.2, Buyer shall receive a full refund of the Deposit and all interest accrued thereon, neither party shall have any further rights or obligations hereunder (except with respect to those matters expressly stated to survive such termination).

3.5.3        Failure to Disapprove. If Buyer fails to notify Seller of its approval or disapproval of the Preliminary Title Report, the Survey or the exceptions shown thereon within thirty (30) days after receipt of the Preliminary Title Report, then Buyer shall be deemed to have disapproved the same and this Agreement shall then terminate.

ARTICLE 4.      CONDITIONS PRECEDENT.

4.1              Buyer’s Conditions. Buyer’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 4.1 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part by Buyer by written notice to Seller.

4.1.1        Due Diligence. Buyer having approved of the results of its Due Diligence Investigation pursuant to Section 3.4;

4.1.2        Title Review. Buyer having approved of the results of its review of title pursuant to Section 3.5.

4.1.3        Title Policy. Title Company having delivered to Buyer (a) a CLTA Owner’s policy of title insurance, provided that Buyer may require an ALTA Owner’s Policy if Buyer pays the incremental premium for ALTA coverage (“Title Policy”) (or at Buyer’s election a binder therefor) for the Property, or (b) the Title Company’s irrevocable commitment to issue such policy of title insurance, (including such coinsurance, reinsurance and endorsements as Buyer shall require), with liability equal to the Purchase Price showing fee title to the Property vested in Buyer and subject only to: (i) the matters and exceptions which were approved by Buyer pursuant to Section 3.5; and (ii) the standard printed exceptions in the form of title policy called for (collectively, “Conditions of Title”).

4.1.4        Performance of Covenants. Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.

4.1.5        Representations and Warranties. The representations and warranties of Seller set forth in Article 5 being true and accurate on the Closing Date, as if made on such date.

4.1.6        Non-Foreign Certification. Seller having executed and delivered to Buyer on or prior to the Closing Date a certification (the “Non-Foreign Certification”), substantially in the form of Exhibit C.

4.1.7        California Certification. Seller having furnished the residency certification required pursuant to Sections 18805 and 26131 of the California Revenue and Taxation Code or having authorized Escrow Holder in writing to withhold from the Purchase Price the amounts required to be withheld by such Sections.

4.1.8        Exclusively. Seller having removed the Property from the market and ceasing all marketing of the Property from and after the Effective Date until this Agreement is either consummated or earlier terminated by Buyer pursuant to this Agreement.

4.2              Seller’s Conditions. Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 4.2 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part by Seller by written notice to Buyer.

4.2.1        Covenants. Buyer performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Buyer prior to or at the Closing.

4.2.2        Lease. Buyer and Seller shall have executed the lease in the form attached hereto as Exhibit G (the “Lease”) to be effective at the Closing Date.

4.2.3        Representations and Warranties. The representations of Buyer set forth in Article 6 being true and accurate on the Closing Date, as if made on such date.

ARTICLE 5.      SELLER’S REPRESENTATIONS AND WARRANTIES.

As used in this Agreement, the words “to the best of Seller’s knowledge” or words of similar import shall be deemed to mean and for all purposes hereunder shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Seller’s employees, Harold Edwards (Company CEO) and Tony Ecuyer (Plant Manager) , without such individuals having any obligation to make an independent investigation or any inquiry to anyone other than each other. Buyer acknowledges that Harold Edwards and Tony Ecuyer are named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating duties running from Harold Edwards and Tony Ecuyer to Buyer. Seller represents that such parties are the best persons to make the representations and are most knowledgeable and appropriate regarding “Seller’s knowledge.” Buyer irrevocably covenants that it will bring no action of any kind whatsoever against Harold Edwards or Tony Ecuyer related to or arising in any way from (i) this Agreement, including, without limitation the representations and warranties of Seller contained herein or in any exhibit hereto or (ii) the transaction contemplated by this Agreement. Seller hereby makes the following representations and warranties to Buyer with the understanding that each such representation and warranty is material and is being relied upon by Buyer:

5.1              Condition. To the best of Seller’s knowledge, the Improvements and the Personal Property are in reasonably good condition and repair.

5.2              Compliance. To the best of Seller’s knowledge, Seller has received no written notice that the Property, and the operation thereof, are in violation of any applicable laws, ordinances, rules, regulations, judgments, orders, covenants, conditions, restrictions, whether federal, state, local, or private. To the best of Seller’s knowledge Seller has not received any request either formal or informal, oral or written, that Seller modify or terminate any use of the Property. To the best of Seller’s knowledge, the zoning of the Property permits the current Improvements and use of the Property, and, there is no pending or to Seller’s knowledge, contemplated rezoning. To the best of Seller’s knowledge, the Property complies with all applicable subdivision laws and all local ordinances enacted thereunder and no subdivision or parcel map not already obtained is required to transfer the Property to Buyer.

5.3              Taxes and Condemnation. To the best of Seller’s knowledge, there are no presently pending or contemplated special taxes or assessments which will affect the Property. To the best of Seller’s knowledge, there are no presently pending or contemplated proceedings to condemn or demolish the Property or any part of it.

5.4              Utilities. To the best of Seller’s knowledge, all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by law or by the normal operation of the Property, are (a) installed to the property lines of the Property, (b) connected to the Property, (c) adequate to service the Property in its present use and to permit full compliance with all requirements of law and normal usage by the occupants of the Property and (d) in good working order and repair. To the best of Seller’s knowledge, all such utilities and storm and sanitary sewers required for the operation of the Property enter the Land through adjoining public streets or through adjoining private land in accordance with valid public or private easements that will inure to the benefit of Buyer.

5.5              Licenses. To the best of Seller’s knowledge, Seller has all required licenses, permits (including, without limitation, all building permits and occupancy permits), easements and rights-of-way which are required in order to continue the present use of the Property, including the railroad spur.

5.6              Litigation. To the best of Seller’s knowledge, there are no actions, suits, proceedings, judgments, orders, decrees or governmental investigations pending or threatened against the Property or Seller which could affect the Property or the purchase, use or enjoyment thereof by Buyer.

5.7              Agreements with Governmental Authorities. To Seller’s knowledge, there are no agreements with governmental authorities, agencies, utilities or quasi-governmental entities which affect the Property except those agreements which are identified in the Preliminary Title Report and those matters which are disclosed by the Survey.

5.8              Hazardous Materials.

5.8.1        Definitions. For purposes of this Agreement:

(a)               “Environmental Law(s)” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et. seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801 et seq., the Clean Water Act, 33 U.S.C. Sections 1251 et seq., [The Safe Drinking Water and Toxic Enforcement Act of 1986 (Cal. H&S Code Sections 25249.5-25249.13), the Carpenter-Preseley-Tanner Hazardous Substance Account Act (Cal. H&S Code Sections 25300 et seq.), and the California Water Code Sections 1300, et seq.], as said laws have been supplemented or amended to date, the regulations promulgated pursuant to said laws and any other federal, state or local law, statute, rule, regulation or ordinance which regulates or proscribes the use, storage, disposal, presence, cleanup, transportation or Release or threatened Release into the environment of Hazardous Material.

(b)               “Hazardous Material” means any substance which is (i) designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, as currently in effect or as hereafter amended or enacted, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, (iii) PCBs, (iv) lead, (v) asbestos, (vi) flammable explosives, (vii) chloroflourocarbons (including Freon), (viii) infectious materials or (ix) radioactive materials.

(c)               “Release” means any spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Material (including the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Material).

5.8.2        Representations. Except as otherwise disclosed in Schedule 5.10.2:

(a)               To the best of Seller’s knowledge the Property and all existing uses and conditions of the Property are in compliance with all Environmental Laws, and Seller has not received any written notice of violation issued pursuant to any Environmental Law with respect to the Property or any use or condition thereof.

(b)               To the best of Seller’s knowledge neither Seller nor any other present or former owner of the Property has used, handled, stored, transported, released or disposed of any Hazardous Material on, under or from the Property in violation of any Environmental Law.

(c)               To the best of Seller’s knowledge there is no Release of any Hazardous Material existing on, beneath or from or in the surface or ground water associated with the Property.

(d)               To the best of Seller’s knowledge all required permits, licenses and other authorizations required by or issued pursuant to any Environmental Law for the ownership or operation of the Property by Seller have been obtained and are presently maintained in full force and effect.

(e)               To the best of Seller’s knowledge, there exists no writ, injunction, decree, order or judgment outstanding, nor any lawsuit, claim, proceeding, citation, directive, summons or investigation pending or threatened pursuant to any Environmental Law relating to (i) the ownership, occupancy or use of any portion of the Property by Seller or occupant or user of any portion of the Property or any former owner of any portion of the Property, (ii) any alleged violation of any Environmental Law by Seller or occupant or user of any portion of the Property or any former owner of any portion of the Property or (iii) the suspected presence, Release or threatened Release of any Hazardous Material on, under, in or from any portion of the Property.

(f)                To the best of Seller’s knowledge, there are no above-ground or underground tanks located on the Property used or formerly used for the purpose of storing any Hazardous Material.

(g)               To the best of Seller’s knowledge, no asbestos abatement or remediation work has been performed on the Property.

(h)               To the best of Seller’s knowledge, there is no PCB-containing equipment or PCB-containing material located on or in the Property.

5.9              Title to the Property. Seller has good and marketable title to the Property, subject to the Conditions of Title. There are no outstanding rights of first refusal or first look, options to purchase, rights of reverter, or claim of right relating to the transfer or sale of the Property or any interest therein. To the best of Seller’s knowledge, there are no unrecorded or undisclosed documents or other matters which affect title to the Property. No person holding a security interest in the Property or any part thereof has the right to consent or deny consent to the sale of the Property as contemplated herein, and Seller has the right to pay off such person and to remove all such liens as of the Closing Date. Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Property since its acquisition by Seller.

5.10          Seller’s Authority. Seller has the requisite power and authority to own and operate the Property and conduct its business where the same is now owned or operated. The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary action and proceedings, and no further action or authorization is necessary on the part of Seller (or its board of directors or shareholders) in order to consummate the transactions contemplated herein. This Agreement and the other documents executed by Seller in connection herewith are legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement by Seller, nor performance of any of its obligations hereunder, nor consummation of the transactions contemplated hereby, shall conflict with, result in a breach of, or constitute a default under, the terms and conditions of the organizational documents pursuant to which Seller was organized, or any indenture, mortgage, deed of trust, agreement, undertaking, instrument or document to which Seller or any affiliate thereof is a party or is bound, or any order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over Seller.

5.11          Parking. Seller has received no written notice from any governmental agency that the parking spaces on the Property are in violation of law.

5.12          Zoning. Seller has received no written notice from any governmental agency that the Property is not in compliance with zoning requirements and laws.

5.13          Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code.

5.19        “AS IS” Purchase. Buyer is provided with forty-three (43) days to inspect, test, examine, investigate and familiarize itself with the Property, its title, its physical condition, its potential uses, its legal status and investment potential and all other matters deemed pertinent by Buyer. Buyer is purchasing the Property and the Personal Property in its “AS IS, WHERE IS AND WITH ALL FAULTS CONDITION” on the Closing Date and assumes fully the risk that latent or patent physical, environmental, economic, legal or other conditions may not have been revealed by Buyer’s investigations of the Property and the Personal Property, excepting only (i) Seller’s express representations contained within this Agreement and (ii) conditions which were actually known to Seller and which were concealed from Buyer by Seller due to Seller’s intentional misrepresentation or fraud. Buyer acknowledges that the primary structures on the Property were built circa the 1950’s and that such structures may not comply with current building and safety codes or other rules, regulations, ordinances and laws, including, without limitation, the Americans with Disabilities Act. Seller and Buyer acknowledge that the purchase price to be paid by Buyer to Seller for the Property and the Personal Property has taken into account that the Property and the Personal Property is being sold subject to the provisions of this Section. Buyer specifically agrees that Buyer is relying upon Buyer’s own due diligence review, examinations, inspections and testing to determine the suitability of the Property and the Personal Property for Buyer’s purposes. Except for liability attributable to Seller’s fraud or intentional misrepresentation of a material fact which was actually known by Seller, Seller shall have no liability to Buyer for the nature, quality, value, fitness for any purpose or use, the habitability, merchantability or the physical condition of the Property or the Personal Property or of any structure or improvement on the Property or any component part thereof, for the condition of the soils, geology, groundwater, the adequacy of utilities, the compliance with zoning and subdivision and use laws or ordinances, the compliance of the Property or Personal Property with building, safety or other codes, ordinances, rules, regulations and laws, the presence of Hazardous Materials or substances on, under or near the Property, or compliance of the Property with Environmental Laws, rules and regulations, the condition of title of the Property or the Personal Property, the economics of operation or income potential of the Property or any other fact or condition which may affect the Property or the Personal Property or Buyer’s decision to consummate the purchase of same under the terms of this Agreement.

Buyer’s Initials:_________

ARTICLE 6.      BUYER’S REPRESENTATIONS AND WARRANTIES.

Buyer makes the following representation and warranties to Seller (with the understanding that each such representation and warranty is material and is being relied upon by Seller:

6.1              Buyer’s Authority. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by all necessary action and proceedings, and no further action or authorization is necessary on the part of Buyer in order to consummate the transactions contemplated herein.

6.2              No Conflict. Neither the execution nor delivery of this Agreement by Buyer, nor performance of any of its obligations hereunder, nor consummation of the transactions contemplated hereby, shall conflict with, result in a breach of, or constitute a default under, the terms and conditions of the organizational documents pursuant to which Buyer was organized, or any agreement to which Buyer is a party or is bound, or any order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over Buyer.

ARTICLE 7.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION.

7.1              Survival of Representations and Warranties. Buyer and Seller agree that each representation and warranty, covenant by the respective parties contained herein or made in writing pursuant to this Agreement are intended to and shall be deemed made as of the date of this Agreement or such writing and again at the Closing, and unless expressly provided to the contrary shall survive the execution and delivery of this Agreement, the Deed and the Closing for a period of one (1) year and thereafter shall have no force or effect. If either party becomes aware of any fact or circumstances which would render false or misleading a representation or warranty made by such party, then it shall immediately give notice of such fact or circumstance to the other party. No claim for a breach of any representation or warranty of either Seller or Buyer shall be actionable if the breach in question results from or is based upon a condition, fact or other matter which was actually known by the other party prior to the Closing, including, but not limited to, in the case of Buyer, matters revealed by Buyer’s due diligence examinations and review.

ARTICLE 8.      SELLER’S PRECLOSING COVENANTS.

Seller shall comply with the covenants contained in this Article 8 from the Effective Date through the Closing Date unless Buyer consents otherwise in writing. Buyer may grant or withhold any such consent requested by Seller in Buyer’s sole discretion.

8.1              Contracts and Documents. Seller shall not, without Buyer’s approval, not to be unreasonably withheld or delayed, (a) amend or waive any right under any Preliminary Document or Additional Document, or (b) enter into any material agreement of any type affecting the Property that would survive the Closing Date.

8.2              Insurance. Seller shall maintain or cause to be maintained in full force and effect its present insurance policies for the Property.

8.3              Compliance with Obligations. Seller shall fully and timely comply with all obligations to be performed by it under the Preliminary Documents, the Conditions of Title and all permits, licenses, approvals and laws, regulations and orders applicable to the Property.

8.4              No Transfers. Seller shall not sell, encumber or otherwise transfer any interest in all or any portion of the Property, or agree to do so.

8.5              Maintenance. At its sole cost and expense, Seller shall operate and maintain the Property such that on the Closing Date the Property shall be in at least as good a condition and repair as on the Effective Date, reasonable wear and tear excepted. Seller shall promptly advise Buyer of any significant repair or improvement required to keep the Property in such condition. Seller shall not make any material alterations to the Property, or remove any of the Personal Property therefrom, without Buyer’s prior consent, unless such Personal Property so removed is simultaneously replaced with new Personal Property of similar quality and utility.

8.6              Best Efforts. Seller shall use its best efforts to cause the conditions set forth in Section 4.1 to be satisfied by the Closing Date, and Seller shall not take or permit any action that would result in any of the representations and warranties set forth in Article 5 becoming false or incorrect.

ARTICLE 9.      CLOSING.

9.1              Time. Provided all conditions set forth in Article 4 have been either satisfied or waived, the parties shall close this transaction (the “Closing”), on a date which shall be on or before October 28, 2022 (the “Closing Date”), as such date may be extended by the provisions of Article 10.

9.2              Escrow. Immediately following execution of this Agreement Escrow shall be opened at Lawyers Title Company, 2751 Park View Court, Suite 241, Oxnard California 93036, Attn: Shirley Franks, Escrow Officer; tel: 805-484-2701, ext 7355; fax: 818-394-4820; email: sfranks@ltic.com (“Escrow Holder”). This Article 9, together with such additional instructions as Escrow Holder shall reasonably request and the parties shall agree to, shall constitute the escrow instructions to Escrow Holder. If there is any inconsistency between this Agreement and the Escrow Holder’s additional escrow instructions, this Agreement shall control unless the intent to amend this Agreement is clearly stated in said additional instructions. Buyer and Seller shall cause Escrow Holder to execute and deliver a counterpart of this Agreement to each of them. If the Title Company does not serve as the Escrow Holder, the Title Company shall provide a letter to Buyer, in form and content acceptable to Buyer, pursuant to which the Title Company accepts responsibility and liability for the acts and omissions of Escrow Holder in discharging Escrow Holder’s obligations hereunder, including, without limitation, any acts or omissions of Escrow Holder relating to the Title Company’s commitment to issue the Title Policy, the receipt, recordation or delivery of any documents placed into escrow, and the receipt and disbursement of any funds placed into escrow.

9.3              Seller’s Deposit of Documents and Funds Into Escrow. Seller shall deposit into escrow on or before Closing the following documents:

9.3.1        A duly executed and acknowledged grant deed conveying the Property to Buyer (“Grant Deed”) in the form attached as Exhibit F;

9.3.2        The duly executed Lease;

9.3.3        A duly executed bill of sale, in the form of Exhibit D, conveying the Personal Property to Buyer free and clear of liens, encumbrances and restrictions (“Bill of Sale”);

9.3.4        A duly executed assignment, in the form of Exhibit E, assigning to Buyer all of Seller’s interest (a) in the Plansand (b) in all warranties of which Seller is the beneficiary with respect to the Property (the “General Assignment”);

9.3.5        All costs of Closing, including, but not limited to, the CLTA increment of the premium for the Title Policy, recording fees (if any), transfer taxes (if any) and fees, one-half of the escrow fees, sales tax and any other costs of Closing customarily paid by sellers of real property, plus or minus prorations as provided in Section 9.8; provided that, subject to Section 9.6, Buyer and Seller shall bear their own attorneys’ fees and costs in connection with the negotiation and preparation of this Agreement and the transactions completed by this Agreement;

9.3.6        Seller’s Non-foreign Certification; and

9.3.7        Such additional documents, including written escrow instructions consistent with this Agreement, as may be necessary or desirable for conveyance of the Property in accordance with this Agreement.

9.4              Deliveries Outside of Escrow. Notwithstanding Section 9.3, Seller and Buyer may elect to deliver the documents described in Section 9.3 outside of escrow (other than documents which are to be recorded) by giving Escrow Holder a joint written notice of such election, specifying the documents which will be so delivered outside of escrow. Upon receipt of such notice, Escrow Holder shall have no further obligation concerning such specified documents.

9.5              Buyer’s Deposit of Documents and Funds. Buyer shall deposit into escrow:

9.5.1        The Purchase Price in accordance with the provisions of Article 2, plus or minus prorations as provided in Section 9.8, by cashier’s or certified check or electronic transfer of federal funds to Escrow Holder, on or before the Closing Date;

9.5.2        The duly executed Lease; and

9.5.3        Such additional documents, including written escrow instructions consistent with this Agreement, as may be necessary or desirable for conveyance of the Property in accordance with this Agreement.

9.6              Default, Termination and Remedies.

9.6.1        Buyer’s Termination. This Agreement shall automatically terminate without further notice or action by Buyer upon the occurrence of any of the following events, provided that Buyer is not then in material breach of this Agreement: (a) any condition to Closing contained in Section 4.1 has not been satisfied or waived by Buyer by the Closing Date; or (b) Buyer having exercised its right to terminate this Agreement pursuant to Section 3.4 (disapproval of Due Diligence Investigation), Section 3.5 (disapproval of title) or Article 10 (damage or condemnation). In such event, the parties shall have no further obligation to each other except for those obligations that specifically survive the termination of this Agreement. If this Agreement terminates as a result of Seller’s material breach of this Agreement, Buyer shall have all remedies it may have hereunder or at law as a result of such occurrence, including the remedy of specific performance.

9.6.2        Seller’s Termination. Provided that Seller is not then in material breach of this Agreement, this Agreement shall automatically terminate without further notice or action by Seller if any condition to Closing contained in Section 4.2 has not been satisfied or waived by Seller by the Closing Date.

9.6.3        Release from Escrow. Upon termination of this Agreement pursuant to Section 9.6.1 or 9.6.2, Escrow Holder shall promptly return to Buyer and Seller, respectively, all documents and monies deposited by them into escrow without prejudice to their rights and remedies hereunder.

9.6.4        Remedies.

(a)               Buyer’s Remedies. If Seller breaches this Agreement, Buyer shall be entitled to pursue all remedies permitted herein and by law, including the remedy of specific performance. No termination of the escrow by Buyer following a breach by Seller shall be deemed to waive such breach or any remedy otherwise available to Buyer.

(b)               Seller’s Remedies/Liquidated Damages. IF BEFORE THE CLOSE OF ESCROW BUYER FAILS TO COMPLY WITH OR PERFORM BUYER’S OBLIGATIONS UNDER THIS AGREEMENT AND (EXCEPT AS OTHERWISE PROVIDED IN PARAGRAPH 9.6) DOES NOT CURE SUCH FAILURE WITHIN TEN BUSINESS DAYS AFTER SELLER’S WRITTEN NOTICE OF SUCH FAILURE, THEN SELLER MAY THEREAFTER: (I) TERMINATE THIS AGREEMENT; (II) RECEIVE AND RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES IF SUCH DEFAULT OCCURS AFTER BUYER’S APPROVAL PERIOD; AND (III) EXERCISE THE OTHER RIGHTS AND REMEDIES RESERVED BY SELLER AS PROVIDED IN THIS PARAGRAPH. IN THE EVENT SELLER TERMINATES THIS AGREEMENT BY REASON OF BUYER’S DEFAULT, BUYER AND SELLER SHALL BE RELIEVED OF ANY FURTHER OBLIGATION TO EACH OTHER WITH RESPECT TO THIS AGREEMENT AND THE PROPERTY EXCEPT FOR ANY OBLIGATIONS WHICH EXPRESSLY SURVIVE. IT IS EXPRESSLY UNDERSTOOD AND AGREED BY BUYER AND SELLER: THAT SELLER WILL INCUR SUBSTANTIAL DAMAGES AS A RESULT OF ANY FAILURE BY BUYER TO COMPLY WITH OR PERFORM BUYER’S OBLIGATIONS UNDER THIS AGREEMENT; THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICAL TO CALCULATE AND ASCERTAIN AS OF THE EFFECTIVE DATE OF THIS AGREEMENT THE ACTUAL DAMAGES WHICH WOULD BE SUFFERED IN SUCH EVENT BY SELLER; AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF THE EXTENT TO WHICH SELLER MAY BE DAMAGED BY BUYER’S DEFAULT IN LIGHT OF THE DIFFICULTY THE PARTIES WOULD HAVE IN DETERMINING SELLER’S ACTUAL DAMAGES AS A RESULT OF SUCH DEFAULT BY BUYER.

_________________	_________________
SELLER’S INITIALS	BUYER’S INITIALS

(c)               Waiver of Specific Performance. SELLER HEREBY WAIVES THE RIGHT TO MAINTAIN AN ACTION FOR SPECIFIC PERFORMANCE OF BUYER’S OBLIGATION TO PURCHASE THE PROPERTY AND SELLER AGREES THAT SELLER CAN BE ADEQUATELY COMPENSATED IN MONEY DAMAGES IF BUYER FAILS TO PURCHASE THE PROPERTY IN BREACH OF THIS AGREEMENT. SELLER ACKNOWLEDGES THAT THE PROVISIONS OF THIS PARAGRAPH ARE A MATERIAL PART OF THE CONSIDERATION BEING GIVEN TO BUYER FOR ENTERING INTO THIS AGREEMENT AND THAT BUYER WOULD BE UNWILLING TO ENTER INTO THIS AGREEMENT IN THE ABSENCE OF THE PROVISIONS OF THIS PARAGRAPH.

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SELLER’S INITIALS	BUYER’S INITIALS

9.7              Closing. When Escrow Holder has received all documents and funds identified in Sections 9.3 and 9.5, has received notification from Buyer and Seller that all conditions to Closing to be satisfied outside of escrow have been satisfied or waived and Title Company is irrevocably committed to issue the Title Policy, then, and only then, Escrow Holder shall:

9.7.1        Record the Grant Deed;

9.7.2        Cause the Title Company to issue the Title Policy to Buyer;

9.7.3        To the extent not otherwise delivered to Buyer outside of escrow, deliver to Buyer: (a) a conformed copy (showing all recording information thereon) of the Grant Deed; (b) fully executed original counterparts of the Bill of Sale, the General Assignment; and (c) the Seller’s Certificate, the Service Contracts referred to in Section 9.3.6, the Non-foreign Certification;

9.7.4        Deliver the Purchase Price (as adjusted pursuant to Section 9.8) to Seller;

9.7.5        Deliver the fully executed Lease to both Buyer and Seller.

Escrow Holder shall prepare and sign closing statements showing all receipts and disbursements and deliver copies to Buyer and Seller and, if applicable, shall file with the Internal Revenue Service (with copies to Buyer and Seller) the reporting statement required under Section 6045(e) of the Internal Revenue Code.

9.8              Prorations.

9.8.1        Capital Expenditures and Accounts Payable. All capital and other improvements (including labor and material) which have been performed or contracted for, by or on behalf of Seller prior to the Closing Date, and all sums due for accounts payable which have been incurred with respect to the Property prior to the Closing Date shall be paid by Seller and shall be subject to the indemnification provisions of Section 7.3. Buyer shall furnish to Seller for payment any bills for such period received after the Closing Date, and Buyer shall have no further obligation with respect thereto.

9.8.2        Property Taxes. All real and personal property ad valorem taxes and special assessments, if any, whether payable in installments or not, including without limitation, all supplemental taxes attributable to the period prior to the Closing Date for the calendar year in which the Closing occurs, shall be prorated to the Closing Date, based on the latest available tax rate and assessed valuation.

9.9              Possession. Subject to the Lease, Seller shall deliver exclusive right of possession of the Property to Buyer on the Closing Date.

ARTICLE 10.    DAMAGE, DESTRUCTION AND CONDEMNATION.

This Agreement shall be governed by the Uniform Vendor and Purchaser Risk Act as set forth in Section 1662 of the California Civil Code as supplemented and modified by this Article 10. Seller shall promptly notify Buyer in writing of any material damage to the Property and of any taking or threatened taking of all or any portion of the Property. Within a reasonable period of time after receipt of such notice, Buyer shall determine whether a material part of the Property has been damaged or whether such taking or threatened taking has affected or will affect a material part of the Property. As used herein, (a) the destruction of a “material part” of the Property shall be deemed to mean an insured or uninsured casualty to the Property having an estimated cost of repair which in the reasonable judgment of Buyer equals or exceeds $1,000,000 and (b) a taking by eminent domain of a portion of the Property shall be deemed to affect a “material part” of the Property if in the reasonable judgment of Buyer the estimated value of the portion of the Property taken exceeds $1,000,000. Upon making its determination, Buyer shall notify Seller in writing of the results of such determination. Buyer may elect, by written notice delivered to Seller within 30 days after giving Seller notice of such determination, to terminate this Agreement in accordance with Section 9.6.1 if a material part of the Property has been damaged or if such taking has affected or will affect a material part of the Property. If Buyer does not so terminate, (i) in the case of damage to a material part of the Property, Seller shall assign to Buyer at the Closing its right to recover under any insurance policies covering such damage and shall pay Buyer at the Closing the amount of the deductible, if any, and (ii) in the case of a threatened or actual taking of a material part of the Property, Seller shall assign to Buyer at the Closing Seller’s entire right, title and interest in the proceeds thereof. If between the Effective Date and the Closing Date the Property suffers damage which is not material, Seller shall repair such damage at its expense prior to the Closing, and the Closing Date shall be extended for a reasonable period of time not to exceed 30 days to allow for completion of such repairs. The Closing Date shall be extended as necessary to permit Buyer to exercise its rights under this Article 10.

ARTICLE 11.    GENERAL.

11.1          Notices. All notices, demands, approvals, and other communications provided for in this Agreement shall be in writing and shall be effective (a) when personally delivered to the recipient at the recipient’s address set forth below; (b) five business days after deposit in a sealed envelope in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the recipient as set forth below; or (c) one business day after deposit with a recognized overnight courier or delivery service, addressed to the recipient as set forth below, whichever is earlier. If the date on which any notice to be given hereunder falls on a Saturday, Sunday or legal holiday, then such date shall automatically be extended to the next business day immediately following such Saturday, Sunday or legal holiday.

The addresses for notice are:

SELLER:	Limoneira Company
Attn: Harold Edwards
1141 Cummings Road
Santa Paula, CA 93060
Phone: (805) 525-5541
Emailhedwards@limoneira.com

With a copy to:	Wojkowski & McNulty, LLP
Attn: James Wojkowski
2151 E. Gonzales Rd., Ste. 250
Oxnard, CA 93036
Phone: (805) 604-7444
Email: jim@w2law.com

BUYER:	Ventura County Railway Company, LLC
Attn: Kristin Decas
333 Ponoma Street
Port Hueneme, CA 93041
Phone: (805) 488-3677
Email: kdecas@portofh.org

With a copy to:	Best Best & Krieger LLP.
Attn: Nancy Park
500 Capitol Mall, Suite 1700
Sacramento, CA 95814
Phone: (916) 551-2849
Email: nancy.park@bbklaw.com

Either party may change its address by written notice to the other given in the manner set forth above.

11.2          Entire Agreement. This Agreement and the Schedules and Exhibits hereto contain the entire agreement and understanding between Buyer and Seller concerning the subject matter of this Agreement and supersede all prior agreements, including any previous letter of intent or terms, understandings, conditions, representations and warranties, whether written or oral, made by Buyer or Seller concerning the Property or the other matters which are the subject of this Agreement.

11.3          Amendments and Waivers. No addition to or modification of this Agreement shall be effective unless set forth in writing and signed by the party against whom the addition or modification is sought to be enforced. The party benefited by any condition or obligation may waive the same, but such waiver shall not be enforceable by another party unless made in writing and signed by the waiving party.

11.4          Invalidity of Provision. If any provision of this Agreement as applied to either party or to any circumstance shall be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the same shall in no way affect (to the maximum extent permissible by law) any other provision of this Agreement, the application of any such provision under circumstances different from those adjudicated by the court, or the validity or enforceability of this Agreement as a whole.

11.5          References. Unless otherwise indicated, (a) all Article, Section, Schedule and Exhibit references are to the articles, sections, schedules and exhibits of this Agreement, and (b) all references to days are to calendar days. All the Schedules and Exhibits attached hereto are incorporated herein by this reference. Whenever under the terms of this Agreement the time for performance of a covenant or condition falls upon a Saturday, Sunday or California state holiday, such time for performance shall be extended to the next business day. The headings used in this Agreement are provided for convenience only and this Agreement shall be interpreted without reference to any headings. The masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

11.6          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed in California.

11.7          Confidentiality and Publicity. No press release or other public disclosure may be made by Seller or any of its agents regarding Buyer’s intent for this Property this transaction without the prior consent of Buyer.

11.8          Time. Time is of the essence in the performance of the parties’ respective obligations under this Agreement.

11.9          Attorneys’ Fees/Venue. In the event of any legal or equitable proceeding to enforce any of the terms or conditions of this Agreement, or any alleged disputes, breaches, defaults or misrepresentations in connection with any provision of this Agreement, the prevailing party in such proceeding shall be entitled to recover its reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and costs of defense paid or incurred in good faith. Venue for any legal proceeding shall be Ventura County, California.

11.10      Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. However, Seller shall not have the right to assign all or any portion of its interest in this Agreement without Buyer’s prior written consent. Buyer shall have the right to assign all or any portion of its interest in this Agreement, or substitute for itself a nominee, upon notice to Seller not later than three days prior to the Closing Date. Notwithstanding such assignment, Buyer shall remain responsible for the performance and discharge of all obligations of Buyer under this Agreement.

11.11      Further Assurances. Seller, at any time before or after Closing, shall, at its own expense, execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by Buyer and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of transferring and confirming to Buyer, or reducing to Buyer’s possession, any or all of the Property or otherwise carrying out the terms of this Agreement.

11.12      Cooperation With Exchange. Each party agrees to cooperate with the other if such party intends to accomplish a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986. Buyer and/or Seller may assign this Agreement to an exchange intermediary for the purpose of facilitating such an exchange by the assigning party. Buyer’s duty to cooperate shall be limited to the transfer of money to Seller or Seller’s designee in exchange for the Property, and in no event shall Buyer act as purchaser or acquirer of any exchange property. Seller’s duty to cooperate shall be limited to the transfer of the Property to Buyer or Buyer’s designee and in no event will Seller exchange the Purchase Property for any exchange property designated by Buyer. The requesting party shall indemnify and defend and hold the other party harmless from any claims, loss, damages or liability arising out of participation in an exchange.

11.13      No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge any obligation of any third person to any party hereto or give any third person any right of subrogation or action over against any party to this Agreement.

11.14      Remedies Cumulative. Except as otherwise limited under the provisions of this Agreement, the remedies set forth in this Agreement are cumulative and not exclusive to any other legal or equitable remedy available to a party.

11.15      Commissions, Indemnity, Disclosure. Seller is represented by Doug Shaw of CBRE. Seller shall be responsible for any broker commission associated with this purchase. Each party hereby indemnifies and agrees to protect, defend and hold harmless the other party from and against all liability, cost, damage or expense (including without limitation attorneys’ fees and costs incurred in connection therewith) on account of any brokerage commission or finder’s fee which the indemnifying party has agreed to pay or which is claimed to be due as a result of the actions of the indemnifying party. This Section 11.15 is intended to be solely for the benefit of the parties hereto and is not intended to benefit, nor may it be relied upon by, any person or entity not a party to this Agreement.

11.16      Counterparts/Facsimile/.PDF Signatures. This Agreement may be executed in counterparts and when so executed by the parties, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument that shall be binding upon the parties, notwithstanding that the parties may not be signatories to the same counterpart or counterparts. The parties may integrate their respective counterparts by attaching the signature pages of each separate counterpart to a single counterpart. In order to expedite the transaction contemplated herein, facsimile or .pdf signatures may be used in place of original signatures on this Agreement. Seller and Buyer intend to be bound by the signatures on the facsimile or .pdf document, are aware that the other party will rely on the facsimile or .pdf signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

BUYER:

Ventura County Railway Company, LLC,
a California limited liability company

By:	/s/Kristin Decas
Kristin Decas, Manager

SELLER:

Limoneira Company, a Delaware corporation

By:	/s/ Harold Edwards
Name: Harold Edwards
Its: President

Acceptance by Escrow Holder

Escrow Holder acknowledges receipt of the foregoing Agreement and accepts the instructions contained therein.

Dated: September 12, 2022	Lawyers Title Company

By:
Name:
Title: